Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – July 31, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Announces Strong Q2 Sales

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced that sales for the second quarter ended July 31, 2008 were robust. Glen T. Senk, Chief Executive Officer said, “Despite a challenging retail environment, I am pleased that both comparable store and total company sales remained strong throughout the second quarter, consistent with the trend identified in our recent Form 10-Q filed on June 9, 2008.” The Company will release sales results for the three and six months ended July 31, 2008 on Thursday, August 7, 2008.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 132 Urban Outfitters stores in the United States, Canada, and Europe; two Urban Outfitters web sites and an Urban catalog; 115 Anthropologie stores; an Anthropologie catalog and web site; Free People, the Company’s wholesale division, which sells its product to approximately 1,700 specialty stores, department stores and catalogs, as well as through 21 Free People stores, a web-site and catalog and one Terrain garden center as of July 31, 2008.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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